PRICING SUPPLEMENT NO. 1795BK
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-184193
Dated July 12, 2013
$11,151,750 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities

Linked to the Common Stock of JPMorgan Chase & Co. due January 16, 2015

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (the “Underlying”). If the Closing Price of the Underlying on the applicable quarterly Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you a quarterly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Observation Date. If the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and pay you your initial investment plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not automatically called and the Final Price is not less than the Trigger Price (which is the same price as the Coupon Barrier), at maturity Deutsche Bank AG will pay you an amount equal to your initial investment, plus the Contingent Coupon for the final quarter. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Contingent Coupon — If the Closing Price of the Underlying on the applicable quarterly Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you a quarterly Contingent Coupon. Otherwise, no coupon will be payable with respect to that Observation Date.
❑ Automatically Callable — If the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call the Securities and pay you your initial investment plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called, investors may have downside market exposure to the Underlying at maturity, subject to any contingent repayment of your initial investment.
❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price (or Coupon Barrier), we will pay you your initial investment at maturity, plus the Contingent Coupon for the final quarter. If the Final Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1	July 12, 2013 July 17, 2013 Quarterly January 12, 2015 January 16, 2015
1See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Phoenix Autocallable Optimization Securities (the “Securities”) linked to the performance of the common stock of JPMorgan Chase & Co. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.
Underlying	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP/ ISIN
Common stock of JPMorgan Chase & Co. (Ticker: JPM)	7.40% per annum	$54.97	$41.23, equal to 75.00% of the Initial Price	$41.23, equal to 75.00% of the Initial Price	25155L301 / US25155L3015

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.

The Issuer’s estimated value of the Securities on the Trade Date is $9.795 per $10.00 Face Amount of Securities. The Issuer’s estimated value of the Securities is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement BK. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of JPMorgan Chase & Co.	$11,151,750.00	$10.00	$167,276.25	$0.15	$10,984,473.75	$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$11,151,750.00	$1,521.10

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and 3/4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You believe the Closing Price of the Underlying will be greater than or equal to the Coupon Barrier on the applicable Observation Dates, including the Final Valuation Date.

♦     You are willing to make an investment whose return is limited to the Contingent Coupons, regardless of any potential appreciation of the Underlying, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦     You do not seek guaranteed current income from this investment and are willing to forgo any dividends paid on the Underlying.

♦     You are willing and able to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity, a term of approximately eighteen months, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the Closing Price of the Underlying will be less than the Coupon Barrier on the specified Observation Dates and less than the Trigger Price on the Final Valuation Date.

♦     You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You are unwilling to invest in the Securities based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek guaranteed current income from this investment or you prefer to receive dividends paid on the Underlying.

♦     You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of approximately eighteen months, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Face Amount	$10.00
Term	Approximately eighteen months, subject to an earlier automatic call
Trade Date	July 12, 2013
Settlement Date	July 17, 2013
Final Valuation Date1	January 12, 2015
Maturity Date1, 2	January 16, 2015
Underlying	Common stock of JPMorgan Chase & Co. (Ticker: JPM)
Call Feature
The Securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates1	Quarterly, on the dates set forth in the table below.
Call Settlement Dates2	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each Observation Date and the Contingent Coupon for the Securities that will be payable for each Observation Date on which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier.  The table below reflects the Contingent Coupon Rate of 7.40% per annum for the Securities.

Observation Dates	Expected Coupon Payment Dates	JPM
October 15, 2013	October 17, 2013	$0.1850
January 13, 2014	January 15, 2014	$0.1850
April 14, 2014	April 16, 2014	$0.1850
July 14, 2014	July 16, 2014	$0.1850
October 14, 2014	October 16, 2014	$0.1850
January 12, 2015 (Final Valuation Date)	January 16, 2015 (Maturity Date)	$0.1850

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	7.40% per annum.
Coupon Payment Dates2	Two business days following the relevant Observation Date, except that the Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	For the Securities: Final Price – Initial Price Initial Price
Trigger Price	$41.23, equal to 75.00% of the Initial Price.
Coupon Barrier	$41.23, equal to 75.00% of the Initial Price.
Closing Price	On any scheduled trading day, the last reported sale price of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Initial Price	$54.97, equal to the Closing Price of one share of the Underlying on the Trade Date.
Final Price	The Closing Price of one share of the Underlying on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for the Underlying, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Trigger Price and Coupon Barrier are determined and the Contingent Coupon Rate is set.

Quarterly:
If the Closing Price of the Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

The Securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date and Coupon Payment Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment plus the Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Appreciation in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any appreciation in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the first Observation Date, the total return on the Securities will be minimal. If the Securities are not automatically called, you may be subject to the full downside performance of the Underlying even though you were not able to participate in any of the Underlying's potential appreciation.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities.  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date.  If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Trigger Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive any Contingent Coupon, which is based on the Contingent Coupon Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your note or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have. Further, you will not participate in any potential appreciation of the Underlying, which could be significant.

♦
Single Stock Risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “Information about the Underlying” in this pricing supplement and the issuer’s SEC filings referred to in those sections.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Issuer of the Underlying and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Issuer — We are not affiliated with the issuer of the Underlying (the “Underlying Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuer. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlying and the Underlying Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Issuer. The Underlying Issuer is not involved in the Securities offered hereby in any way and has no obligations of any sort with respect to your Securities. The Underlying Issuer does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and 3/4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Underlying in the market.  The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any of the Observation Dates.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of the Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately eighteen months, subject to an automatic call
Hypothetical Initial Price*:	$50.00
Hypothetical Trigger Price*:	$37.50 (75.00% of the Hypothetical Initial Price)
Hypothetical Coupon Barrier*:	$37.50 (75.00% of the Hypothetical Initial Price)
Contingent Coupon Rate*:	7.40% per annum (or 1.85% per quarter)
Contingent Coupon*:	$0.185 per quarter
Observation Dates:	Quarterly

*   Based on the Contingent Coupon Rate of 7.40% per annum. The actual Initial Price, Coupon Barrier and Trigger Price for the Securities are set forth on the cover of this pricing supplement and in “Final Terms.”

Example 1 — The Securities are called on the first Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$60.00 (at or above Initial Price)	$10.185 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.185 (1.85% return)

Since the Securities are called on the first Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.185 per Security, reflecting the Face Amount plus the Contingent Coupon and representing a 1.85% total return on the Securities.  No further amount will be owed to you under the Securities.

Example 2 — The Securities are called on the third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Third Observation Date	$62.00 (at or above Initial Price)	$10.185 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.555 (5.55% return)

Since the Securities are called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.185 per Security, reflecting the Face Amount plus the Contingent Coupon.  When added to the Contingent Coupon payments of $0.37 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.555 per Security, representing a 5.55% total return on the Securities.  No further amount will be owed to you under the Securities.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is at or above the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Observation Date	$48.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Second Observation Date	$23.00 (below Coupon Barrier)	$0.00
Third Observation Date	$32.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	$31.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	$28.00 (below Coupon Barrier)	$0.00
Final Observation Date	$49.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.185 (Payment at Maturity)
	Total Payment:	$10.37 (3.70% return)

At maturity, Deutsche Bank AG will pay you a total of $10.185 per Security, reflecting the Face Amount plus the Contingent Coupon.  When added to the Contingent Coupon payment of $0.185 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.37 per Security, representing a 3.70% total return on the Securities.

Example 4 — The Securities are NOT called and the Final Price of the Underlying is less than the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$48.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Third Observation Date	$46.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Fourth Observation Date	$47.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Fifth Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.185 (Contingent Coupon)
Final Observation Date	$15.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -70%] = $10.00 - $7.00 = $3.00 (Payment at Maturity)
	Total Payment:	$3.925 (-60.75% return)

Since the Securities are not called and the Final Price of the Underlying is below the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you at maturity $3.00 per Security.  When added to the Contingent Coupon payments of $0.925 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you $3.925 per Security, representing a loss on the Securities of 60.75%.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss on the Face Amount that is proportionate to the decline from the Initial Price to the Final Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Information about the Underlying
All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included on the following pages is a brief description of the Underlying Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

JPMorgan Chase & Co.
According to publicly available information, JPMorgan Chase & Co. is a global financial services firm. Information filed by JPMorgan Chase & Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617. The common stock of JPMorgan Chase & Co. is traded on the New York Stock Exchange under the symbol “JPM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of JPMorgan Chase & Co., based on daily closing prices on the primary exchange for JPMorgan Chase & Co., as reported by Bloomberg. JPMorgan Chase & Co.’s closing price on July 12, 2013 was $54.97.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/01/2008	9/30/2008	$48.24	$31.02	$46.70
10/01/2008	12/31/2008	$49.85	$22.72	$31.53
1/01/2009	3/31/2009	$31.53	$15.90	$26.58
4/01/2009	6/30/2009	$38.94	$27.25	$34.11
7/01/2009	9/30/2009	$46.47	$32.27	$43.82
10/01/2009	12/31/2009	$47.16	$40.27	$41.67
1/01/2010	3/31/2010	$45.02	$37.70	$44.75
4/01/2010	6/30/2010	$47.81	$36.61	$36.61
7/01/2010	9/30/2010	$41.64	$35.63	$38.06
10/01/2010	12/31/2010	$42.67	$36.96	$42.42
1/01/2011	3/31/2011	$48.00	$42.42	$46.10
4/01/2011	6/30/2011	$47.64	$39.49	$40.94
7/01/2011	9/30/2011	$42.29	$29.27	$30.12
10/01/2011	12/31/2011	$37.02	$28.38	$33.25
1/01/2012	3/31/2012	$46.27	$33.25	$45.98
4/01/2012	6/30/2012	$46.13	$31.00	$35.73
7/01/2012	9/30/2012	$41.57	$33.90	$40.48
10/01/2012	12/31/2012	$44.53	$39.29	$43.97
1/01/2013	3/31/2013	$51.00	$43.97	$47.46
4/01/2013	6/30/2013	$55.62	$46.64	$52.79
7/01/2013	7/12/2013*	$55.14	$52.49	$54.97
*
As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period through July 12, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the common stock of JPMorgan Chase & Co. from July 12, 2008 through July 12, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Coupon Barrier and Trigger Price of $41.23, equal to 75.00% of $54.97, which was the closing price of JPMorgan Chase & Co.’s common stock on July 12, 2013. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition (including retirement) of your Securities, unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss, although it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.